September 9, 1999

David C. Smith
14 Lyric Arbor Circle
The Woodlands, Texas  77381

Dear David:

     This letter confirms PennCorp Financial Group, Inc.'s (the "Company") March 4, 1999 award to you of 188,235 shares of the Company's Common Stock ("Common Stock") on the following terms and conditions.

     1. In connection with your services to the Company as Chairman of the Board of Directors (the "Board"), the Compensation Committee (the "Committee") has agreed to provide you with a bonus award of $100,000 payable in 188,235 shares of Common Stock ("Bonus Stock Award").

     2. In determining the number of shares of common stock to be awarded to you for purposes of the Bonus Stock Award, the Committee used the closing price of the Common Stock as of March 3, 1999, the day prior to the day the Bonus Stock Award was approved by the Company's Board of Directors, discounted by a factor of 15%. The fair market value of each share of Common Stock was discounted because the stock remains subject to the restrictions placed on its transferability and sale pursuant to Rule 144 of the Securities and Exchange Act of 1934, as amended (the "Securities Act"). The Common Stock is considered to be a restricted security as defined under Rule 144 since it is being acquired from the issuer in a transaction not involving any public offering. In general, a minimum of one year must elapse between the date of the acquisition of the securities and any resale of such securities in reliance on Rule 144. For this reason, the Committee discounted the fair market value of each share of common stock to compensate you for the effect Rule 144 might have on your ability to transfer the Common Stock, in general, or on the value of the Common Stock, in particular. In determining the applicable marketability discount, the Company obtained advice from Salomon Smith Barney Inc.

     3. The Bonus Stock Award is being issued to you with the understanding that, in the event you are prevented from selling or exchanging your shares of Common Stock into any Change of Control (as defined below) or restructuring transaction in which the Company may be involved for the same consideration, if any, that other holders of Common Stock will receive, upon your written request to the Chairman of the Committee, such request to be made on the closing date of the Change of Control or restructuring transaction, the Company will pay you a lump sum cash payment equal to the value of the shares of Common Stock, valued on the date immediately preceding the date of the request, less the marketability discount, within five (5) business days of said written request.

     For purposes of this letter, Change of Control means: (1) any "person" (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) who becomes the "beneficial owner" (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding securities; or (2) during any period of two (2) consecutive years (not including any period prior to the execution of this letter), individuals who at the beginning of such period constitute the members of the Company's Board of Directors (the "Board") and any new director, whose election to the Board or nomination for election to the Board by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; or (3) the Company shall merge with or consolidate into any other corporation, other than a merger or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding immediately thereafter securities representing more than sixty percent (60%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (4) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets or such a plan is commenced.

     4. The terms and conditions of the Common Stock granted to you as a Bonus Stock Award under the terms of this letter are also governed by any and all other applicable provisions of the Securities Act and other federal, state and local laws relating to the issuance, transfer and sale of securities.

     5. The Bonus Stock Award herein is being issued to you as additional compensation for the services you provided to the Board and the Company during 1998.

     6. The Bonus Stock Award is also being paid to you in addition to any and all other fees, expenses, stock options or awards, phantom stock awards and warrants you are entitled to as a Non-Employee Director of the Company.

     7. This letter sets forth the entire agreement and understanding between you, the Board, the Committee and the Company with respect to this Bonus Stock Award. Additionally, nothing contained in this letter shall be construed as indicating any additional entitlement to Bonus Stock Awards relating to your services for any year other than 1998.

     If you are in agreement with the terms and conditions contained in this letter, please sign and return the original to Scott D. Silverman, General

Counsel.

                                      Very truly yours,

                                      By:/s/Keith A. Maib
                                         -------------------
                                            Keith A. Maib
                                            President & Chief Executive

                                              Officer

/s/David C. Smith
-----------------
David C. Smith

September 9, 1999